UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Priority Healthcare Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a memorandum distributed by Priority Healthcare Corporation (the “Company”) to Participants in the Profit Sharing Plan of the Company who have funds invested in the Company Stock Fund, relating to the Agreement and Plan of Merger, dated as of July 21, 2005, by and among Express Scripts, Inc., Pony Acquisition Corporation, and the Company.

TO:	Participants in Profit Sharing Plan Invested in Common Stock Fund

FROM:	Cynthia Primm — VP, Human Resources

DATE:	October 5, 2005

RE:	Treatment of Priority Healthcare Stock in Profit Sharing Plan

Important Notice concerning your rights under the Profit Sharing Plan of Priority Healthcare Corporation & Affiliates

1. This notice is to inform you that the Profit Sharing Plan of Priority Healthcare Corporation & Affiliates (the “Profit Sharing Plan”) will be affected if the acquisition of Priority by Express Scripts, pursuant to the Agreement and Plan of Merger, dated as of July 21, 2005 (the “Merger Agreement”), by and among Priority, Express Scripts and its wholly owned subsidiary, Pony Acquisition Corporation, providing for the merger of Pony Acquisition Corporation with and into Priority (the “Merger”), is completed. Priority’s special meeting of shareholders, at which Priority’s shareholders will be asked to approve the Merger Agreement, is scheduled for October 14, 2005. We expect to complete the Merger as soon as possible after that meeting and after all conditions to the Merger are satisfied or waived, including shareholder approval of the Merger Agreement. If and when the Merger is completed, trading of shares of Priority’s Class B common stock on the NASDAQ National Market will cease at the market close on the closing date of the Merger.

2. As a result of the Merger, you temporarily may be unable to obtain a loan or withdrawal from the portion of your Profit Sharing Plan account invested in the Plan’s Priority Stock Fund, which is the fund that invests primarily in the Class B common stock of Priority. This period, during which you will be unable to exercise these rights otherwise available under the Profit Sharing Plan, is called a “blackout period.” October 11, 2005 will be the last day for taking a loan or withdrawal from your Priority Stock Fund balance before the blackout period begins.

3. The blackout period for the Profit Sharing Plan will begin on October 12, 2005. The blackout period is expected to end during the week following the date the blackout begins. You can determine when the blackout period has ended by contacting Fidelity at 800-294-4015.

4. During the blackout period you will be unable to transfer amounts out of the Priority Stock Fund into other available investment options. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct investments out of the Priority Stock Fund during the blackout period. October 12, 2005 will be the last day for transferring amounts out of the Priority Stock Fund before the blackout. (Note that this is one day later than the deadline for pre-blackout loans and withdrawals.) For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

5. Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, we were unable to provide 30 days advance notice of the blackout period due to an unforeseeable circumstance beyond our control which, more specifically, was the delay in receiving all the details from the Profit Sharing Plan’s record keeper regarding the procedures they will follow in crediting your account for the amount of Priority stock attributable to your account balance.

6. If any portion of your Profit Sharing Plan account balance is invested in the Priority Stock Fund as of October 13, 2005, then upon the closing of the acquisition that portion will immediately be converted to cash based on the $28 per share sale price. The cash attributable to your account will then be automatically invested in Fidelity’s Prime Money Market Fund, which is the most conservative fund available under the Profit Sharing Plan. This will help preserve principal until you transfer your balance to another available investment fund. Once the cash has been deposited into the Money Market Fund, you will need to contact Fidelity Investments directly to request transfer of the dollars to another investment option. To request a fund transfer, please contact Fidelity at www.401kxpress.com or by phone at 800-294-4015.

7. If you have any questions concerning this notice, you should contact Marla Kerr at marla.kerr@priorityhealthcare.com.